Exhibit 99.1

Ibis Technology Signs Definitive Agreements for $5.0 Million Financing


    DANVERS, Mass.--(BUSINESS WIRE)--Feb. 20, 2007--Ibis Technology Corporation (Nasdaq GM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced it has signed definitive agreements with institutional investors to raise a total of $5.0 million in equity capital.

    Ibis agreed to sell to investors $5.0 million in common stock and five-year warrants in two closings. The first closing on February 20, 2007 involved the sale of approximately 1.4 million common shares at approximately $1.48 per share and approximately 1.05 million warrants at $0.12 per share (to purchase additional common shares with an exercise price of $1.50 per share) for proceeds of $2.2 million. The second closing will allow Ibis to raise $3.1 million through the sale of approximately 2.0 million common shares also at $1.48 per share and approximately 1.5 million warrants at $0.12 per share (also with a exercise price of $1.50 per share), and is subject to shareholder approval at Ibis' annual shareholder meeting, currently anticipated to be scheduled for May 10, 2007.

    Notice

    The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Ibis has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the Company's expectations regarding future orders for i2000 implanters, (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the timing of SUMCO's ramping to production quantities on their i2000 implanters
(vii) the adequacy of the Company's cash resources for continuing and future operations, and (viii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of February 20, 2007, and Ibis undertakes no duty to update this information unless required by law.

    4174451v1

    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer